EXHIBIT 99.1

FOR IMMEDIATE RELEASE

October 14, 2004

Dominion’s Donnell Resigns; Borror Named

President as well as Chairman, CEO

DUBLIN, Ohio – Dominion Homes, Inc. (NASDAQ: DHOM) President and Chief Operating Officer Jon M. Donnell resigned today, effective October 31, 2004, and Dominion Chairman and CEO Douglas G. Borror was named President effective November 1, 2004.

“In nine and a half years with Dominion, we have accomplished great things together,” Donnell said. “High points have included significant growth in home sales and revenues, successful expansion into the Kentucky market, helping to build a team that is unparalleled in the industry, and an excellent relationship with the Borror family. Now it’s time for a new challenge.”

Borror said, “Jon’s tenure with Dominion has been extremely productive. In the time he has been with us, our Company has more than doubled both revenues and profit. We are well positioned for continued growth and Jon deserves great credit for his role in our success.”

In naming Borror president as well as Chairman and CEO, the Board indicated it will leave the Chief Operating Officer post open. Donnell has also stepped down from the Dominion Board.

Donnell joined the Company in 1995 as CFO, was promoted to COO in 1996, has served on the Board since 1997 and was named President in 1999. Before joining Dominion, Donnell was an executive with Del Webb Corporation, now a division of Pulte Homes.

Dominion Homes offers a distinct series of homes, which are differentiated by size, price, standard features and available options. The Company’s “Best of Everything” philosophy focuses on providing its customers with unsurpassed products, quality, and customer service. There are currently more than 55 Dominion Homes locations in

Central Ohio and Louisville and Lexington, Kentucky. Additional information is available at www.dominionhomes.com.

Certain statements in this news release are ““forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuation in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the years ended December 31, 2003. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Contact:  Terrence R. Thomas

       or Lori M. Steiner

       (614) 356-5000